                                                              EXHIBIT (d)(2)(ii)

                                   SCHEDULE A

                              WITH RESPECT TO THE

              AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT
                                    BETWEEN

                                ING MUTUAL FUNDS

                                      AND

                              ING INVESTMENTS, LLC


                                                   ANNUAL INVESTMENT MANAGEMENT FEE
                                              -------------------------------------------
SERIES                                       (as a percentage of average daily net assets)
------
ING Emerging Countries Fund                                     1.25%

ING Global Value Choice Fund                   1.00% of the first $250 million of assets
                                               0.90% of the next $250 million of assets
                                               0.80% of the next $500 million of assets
                                               0.75% of assets in excess of $1 billion

ING International Value Choice Fund                             1.00%

ING International SmallCap Growth Fund         1.00% of the first $500 million of assets
                                               0.90% of the next $500 million of assets
                                               0.85% of assets in excess of $1 billion

ING Global Real Estate Fund                    1.00% of the first $250 million of assets
                                               0.90% of the next $250 million of assets
                                               0.80% of assets in excess of $500 million

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